Exhibit 99.1

         OIL STATES ANNOUNCES SECOND QUARTER EARNINGS OF $0.49 PER SHARE

    HOUSTON, Aug. 1 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported a 104% year-over-year increase in net income for the quarter ended June 30, 2005. Net income for the second quarter of 2005 increased to $24.9 million, or $0.49 per diluted share, from $12.2 million, or $0.24 per diluted share, in the second quarter of 2004.

    Oil States' revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) for the second quarter of 2005 increased 61% and 75%, respectively, from last year's results as each business segment generated improved operating results.(A) The Company generated $358.5 million of revenues and $53.6 million of EBITDA in the second quarter of 2005 compared to $222.2 million and $30.7 million, respectively, in the second quarter of 2004. The improved results were primarily generated by increased volumes and prices at Tubular Services, increased accommodations activity in the oil sands region of Canada, increased U.S. drilling activity and incremental results from capital expenditures and acquisitions completed over the past twelve months.

    Tubular Services benefited from continued strong U.S. land drilling activity, limited oil country tubular goods ("OCTG") supplies and the acquisitions of the U.S. OCTG distribution business of Hunting Energy Services, L.P. ("Hunting"), completed in May 2004, and of Phillips Casing and Tubing, L.P. ("Phillips"), completed in June 2005. Well Site Services generated increased revenues and EBITDA due to strong U.S. land drilling and Canadian oil sands activity, capital investments made in the past year and contributions from the Elenburg and Stinger acquisitions completed in the first half of 2005. Offshore Products also improved significantly year-over- year as volumes and margins expanded with the recovery in deepwater development spending. The Company's effective tax rate in the second quarter of 2005 was 36.9% compared to an effective tax rate of 39.8% in the second quarter of 2004.

    During the second quarter of 2005, Oil States completed three acquisitions which were all financed with debt. In May 2005, the Company completed its acquisition of Stinger Wellhead Protection, Incorporated, and affiliated companies and intellectual property, (collectively "Stinger") for its rental equipment business line which is included in the Well Site Services segment. Stinger provides wellhead isolation equipment and services, which are utilized during pressure pumping operations. In the Tubular Services segment, the Company acquired Phillips in June 2005. Phillips distributes OCTG, primarily carbon ERW (electronic resistance welded) pipe, predominantly in Texas. Also during June, the Company completed the acquisition of Noble Structures Inc., a Canadian accommodations manufacturer, to augment its manufacturing capabilities to meet customer demand, particularly in the oil sands region of northern Canada. Total consideration paid for the three acquisitions was approximately $129 million, including debt assumed, with $89 million attributed to the Stinger acquisition, $31 million attributed to Phillips and $9 million attributed to Noble. In addition to the acquisitions, the Company spent $16.7 million in capital expenditures during the second quarter of 2005 primarily focused on the Company's land drilling, rental equipment and accommodations operations.

    For the first half of 2005, the Company reported net income of $50.1 million, or $0.99 per diluted share, on revenues of $690.4 million and EBITDA of $106.1 million. For the first half of 2004, the Company reported net income of $28.3 million, or $0.57 per diluted share, on revenues of $426.4 million and EBITDA of $58.5 million. This performance represents year- over-year revenue and EBITDA increases of 62% and 81%, respectively. As a result, operating income more than doubled, increasing from $40.7 million in the first half of 2004 to $84.2 million in the first half of 2005. The 2004 year-to-date results included the Company's recognition of a $5.4 million income tax benefit related to the partial reversal of valuation allowances applied against net operating loss carryforwards. The effective tax rate in the first six months of 2004 was 25.2% compared to 36.9% during the same period in 2005. The Company expects that the effective rate for the full year 2005 will be approximately 35% - 38%.

    BUSINESS SEGMENT RESULTS

    Well Site Services
    For the second quarter of 2005, Well Site Services generated $126.8 million of revenues and $30.1 million of EBITDA compared to $72.9 million of revenues and $17.1 million of EBITDA in the second quarter of 2004. The 74% year-over-year increase in revenues and 76% increase in EBITDA at Well Site Services were primarily due to recently completed acquisitions, a 15% increase in U.S. drilling activity, increased activity in Canadian accommodations and contributions from recent capital expenditures primarily in the accommodations, land drilling and rental equipment businesses.

    The rental equipment business reported significantly improved results during the second quarter of 2005 due to the acquisition of Stinger, improving U.S. drilling activity and the impact of price increases. For the second quarter of 2005, rental equipment contributed $31.2 million of revenues and $11.6 million of EBITDA compared to $17.1 million of revenues and $4.7 million of EBITDA in the second quarter of 2004. Of the $6.9 million increase in rental equipment EBITDA, $4.5 million was generated by Stinger during May and June 2005. Land drilling's revenues and EBITDA were up 78% and 93%, respectively, from the second quarter of 2004 due to incremental earnings from the seven rigs acquired in the Elenburg acquisition, an additional rig added to the fleet in Texas and higher dayrates and cash margins. Elenburg contributed $1.7 million of EBITDA during the second quarter of 2005 of a total EBITDA increase of $2.9 million from the Company's land drilling operations. Accommodations' revenues and EBITDA were up 87% and 36%, respectively, due primarily to increased activity in the oil sands region of Canada, partially offset by reduced international facility management activity. Accommodation's gross margin percentage was lower during the quarter due to a greater percentage of revenues being generated by manufacturing activities, which generally earn a lower margin than accommodation rental and service activities.

    Offshore Products
    Offshore Products reported improved second quarter results with revenues of $63.9 million and EBITDA of $7.9 million compared to revenues of $48.9 million and EBITDA of $4.7 million in the second quarter of 2004. This 30% increase in revenues and 67% increase in EBITDA was primarily the result of higher activity levels and resulting increased fixed cost absorption. Gross margin percentage for the second quarter increased to 22% from 20% in the second quarter of 2004. Backlog totaled $113.5 million at June 30, 2005 compared to $99.8 million as of March 31, 2005 and $97.5 million as of December 31, 2004.

    Tubular Services
    Tubular Services had another record quarter generating $167.8 million of revenues and $18.4 million of EBITDA compared to $100.4 million of revenues and $10.8 million of EBITDA in the second quarter of 2004. These record results were primarily due to contributions from the Hunting and Phillips acquisitions, increases in OCTG mill pricing, continued tight supply of OCTG and increasing U.S. drilling activity. Second quarter gross margin percentage was 12.7% compared to 13.0% in the second quarter of 2004. OCTG shipments were 100,600 tons in the second quarter of 2005 compared to 84,600 tons shipped in the second quarter of 2004. The Company's OCTG inventory at June 30, 2005 was $189.7 million compared to $142.0 million at March 31, 2005 and $123.6 million at December 31, 2004. As of June 30, 2005, approximately 78% of Oil States' OCTG inventory was committed to customer orders.

    During the second quarter, the Company completed the sale of $125 million of 2 3/8% contingent convertible senior notes. The Company used $30 million of the net proceeds of the offering to repurchase 1.18 million shares of its common stock and, as a result, had 48,888,454 shares of common stock outstanding as of June 30, 2005. The remaining net proceeds were used to repay its $25.0 million bridge loan secured in connection with funding acquisitions in the second quarter of 2005 and to repay approximately $66.0 million of borrowings under its revolving credit facility. The Company's total debt to total capitalization ratio was 39.1% as of June 30, 2005. Subsequent to June 30, 2005, the Company sold an additional $50 million of the 2 3/8% contingent convertible senior notes subject to the underwriter's option, which the Company had granted at the time of the initial sale of notes. Net proceeds of $48.5 million from the additional sale of notes were used to repay borrowings under its revolving credit facility. Including the effects of the additional sale of notes, the Company as of July 31, 2005 had approximately $121 million available under its revolving credit facility.

    "Oil States had an outstanding second quarter of 2005 due to increasing U.S. drilling activity, growth in oil sands activity and realization of contributions from our recent capital expenditures and acquisitions," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "We were extremely pleased with the contributions from the Stinger, Phillips and Noble transactions closed during the quarter, and are excited about the expanded growth opportunities that these strategic acquisitions present. We were also encouraged to see the continued improvement in our Offshore Products segment as our backlog and the prospects for deepwater spending continued to improve. Looking forward, the second half of 2005 holds substantial promise for Oil States with expected strong North American drilling activity, increasing deepwater spending and growth in the oil sands region of Canada. Our current expectations for third quarter earnings are in the range of $0.50 to $0.55 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.

    (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

                         Oil States International, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                      Three Months Ended         Six Months Ended
                                           June 30,                  June 30,
                                    ----------------------    ----------------------
                                       2005         2004         2005         2004
                                    ---------    ---------    ---------    ---------
Revenue                             $ 358,469    $ 222,182    $ 690,415    $ 426,372

Costs and expenses:
  Cost of sales                       284,711      176,015      545,364      337,313
  Selling, general and
   administrative                      20,660       15,883       39,725       30,573
  Depreciation and amortization        11,215        8,744       21,443       17,316
  Other expense / (income)                (93)        (107)        (307)         425
Operating income                       41,976       21,647       84,190       40,745

Interest income                           106           75          236          156
Interest expense                       (3,144)      (1,822)      (5,457)      (3,470)
Other income                              446          292          492          437
  Income before income taxes           39,384       20,192       79,461       37,868
Income tax expense                    (14,533)      (8,037)     (29,321)      (9,556)
  Net income applicable to common
   stock                            $  24,851    $  12,155    $  50,140    $  28,312

Net income per common share
  Basic                             $    0.50    $    0.25    $    1.01    $    0.58
  Diluted                           $    0.49    $    0.24    $    0.99    $    0.57

Average shares outstanding
  Basic                                49,651       49,248       49,644       49,189
  Diluted                              50,593       49,869       50,561       49,812

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                        Jun. 30,       Mar. 31,       Dec. 31,
                                           2005           2005           2004
                                       -----------    -----------    -----------
                                       (unaudited)    (unaudited)     (audited)
Assets
  Current assets
    Cash                               $    25,360    $    21,188    $    19,740
    Accounts receivable                    219,844        214,766        198,297
    Inventory                              280,233        230,712        209,825
    Prepaid and other current assets         5,284          6,019          7,322
      Total current assets                 530,721        472,685        435,184
  Property, plant and equipment, net       283,140        242,686        227,343
  Goodwill                                 336,645        272,014        258,046
  Other intangible assets, net              14,862          7,111          7,108
  Other long term assets                    11,007          6,669          5,931

Total assets                           $ 1,176,375    $ 1,001,165    $   933,612

Liabilities and stockholders'
 equity
  Current liabilities
    Accounts payable and accrued
     liabilities                       $   185,228    $   143,695    $   159,265
    Income taxes payable                     9,227         10,226          5,821
    Current debt                             3,476            576            228
    Deferred revenue                        26,235         27,798         25,420
    Other current liabilities                1,421            438          2,296
      Total current liabilities            225,587        182,733        193,030
  Long term debt                           351,582        219,323        173,887
  Deferred income taxes                     38,285         32,299         28,871
  Other liabilities                          8,284          7,708          7,800
      Total liabilities                    623,738        442,063        403,588

  Stockholders' equity

    Common stock                               501            499            496
    Additional paid-in capital             345,970        343,691        338,906
    Retained earnings                      218,320        193,469        168,180
    Accumulated other comprehensive
     income                                 18,163         21,760         22,759
    Treasury stock                         (30,317)          (317)          (317)
      Total stockholders' equity           552,637        559,102        530,024

Total liabilities and stockholders'
 equity                                $ 1,176,375    $ 1,001,165    $   933,612

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                      Three Months Ended         Six Months Ended
                                           June 30,                  June 30,
                                    ----------------------    ----------------------
                                       2005         2004         2005         2004
                                    ---------    ---------    ---------    ---------
Revenues
    Accommodations                  $  64,990    $  34,710    $ 148,183    $  97,184
    Drilling Services                  19,739       11,120       36,594       21,778
    Workover Services                  10,872        9,907       19,363       17,541
    Rental Equipment                   31,229       17,113       50,286       32,487

  Well Site Services                  126,830       72,850      254,426      168,990
  Offshore Products                    63,859       48,940      130,350       90,828
  Tubular Services                    167,780      100,392      305,639      166,554
Total Revenues                      $ 358,469    $ 222,182    $ 690,415    $ 426,372

EBITDA (A)
    Accommodations                  $   9,536    $   7,030    $  29,374    $  22,483
    Drilling Services                   5,931        3,076       11,305        6,074
    Workover Services                   2,992        2,244        4,014        3,017
    Rental Equipment                   11,594        4,711       17,483        9,245

  Well Site Services                   30,053       17,061       62,176       40,819
  Offshore Products                     7,912        4,735       15,655        6,194
  Tubular Services                     18,421       10,768       33,822       14,743
  Corporate / Other                    (2,749)      (1,881)      (5,528)      (3,258)
Total EBITDA                        $  53,637    $  30,683    $ 106,125    $  58,498

Operating Income / (Loss)
    Accommodations                  $   6,233    $   4,405    $  23,324    $  17,566
    Drilling Services                   4,528        2,251        8,701        4,477
    Workover Services                   2,006        1,260        2,081        1,076
    Rental Equipment                    8,348        2,248       11,611        4,565

  Well Site Services                   21,115       10,164       45,717       27,684
  Offshore Products                     5,496        2,816       10,764        2,019
  Tubular Services                     18,123       10,562       33,268       14,329
  Corporate / Other                    (2,758)      (1,895)      (5,559)      (3,287)
Total Operating Income              $  41,976    $  21,647    $  84,190    $  40,745

                         Oil States International, Inc.
                       Additional Quarterly Operating Data
                                   (unaudited)

                                         Three Months Ended June 30,
                                        -----------------------------
                                            2005             2004
                                        ------------     ------------
Supplemental Operating Data
  Accommodations Operating Statistics
    Average Mandays Served                     6,048            6,110
    Average Camps Rented
      Canadian Side-by-Side Camps                  8                8
      US Offshore Steel Buildings
       (10 foot wide)                            126               89

  Hydraulic Workover Services
   Operating Statistics
    Average Units Available                       30               30
    Utilization                                 36.3%            33.5%
    Average Day Rate ($ in
     thousands per day)                 $       11.0     $       10.8
    Average Daily Cash Margin ($ in

     thousands per day)                 $        3.8     $        3.3

  Land Drilling Operating Statistics
    Average Rigs Available                        25               17
    Utilization                                 82.8%            90.0%
    Implied Day Rate ($ in
     thousands per day)                 $       10.4     $        8.0
    Implied Daily Cash Margin ($ in

     thousands per day)                 $        3.4     $        2.3

  Offshore Products Backlog ($ in
   millions)                            $      113.5     $       98.7

  Tubular Services Operating Data
    Shipments (Tons in thousands)              100.6             84.6
    Quarter end Inventory ($ in
     thousands)                         $    189,724     $    111,585

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                      Three Months Ended         Six Months Ended
                                           June 30,                  June 30,
                                    ----------------------    ----------------------
                                       2005         2004         2005         2004
                                    ---------    ---------    ---------    ---------
Net income                          $  24,851    $  12,155    $  50,140    $  28,312
Income tax expense                     14,533        8,037       29,321        9,556
Depreciation and amortization          11,215        8,744       21,443       17,316
Interest income                          (106)         (75)        (236)        (156)
Interest expense                        3,144        1,822        5,457        3,470
    EBITDA                          $  53,637    $  30,683    $ 106,125    $  58,498

SOURCE  Oil States International, Inc.
    -0-                             08/01/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /